August 19, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL DECLARES
QUARTERLY DIVIDEND, ANNOUNCES NEW DIRECTOR

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors on August 19, 2015, declared a quarterly cash dividend on shares of its common stock of $0.18 per share, payable on October 15, 2015, to shareholders of record on October 1, 2015.
The Board also elected financial services industry veteran Charles G. von Arentschildt to the Board of Directors and appointed him to the Audit and Risk Committee.

“Charlie brings broad financial services management experience to our board as well as a wealth of specific knowledge in the derivatives and trading segments of our industry,” said Executive Chairman Tom James.

Von Arentschildt is the former chairman of Global Markets, North America, at Deutsche Bank Securities, Inc., where he also served as CEO and head of Global Markets, North America, along with several other roles in his eight years with the firm. He previously worked at Morgan Stanley and Johnson Matthey Bankers Limited after earning a Bachelor of Arts degree in economics from Williams College.

Von Arentschildt was a board member for the Carlyle Blue Wave Fund from 2007 to 2009. He was also a director of the Gold and Silver Institute and a member of the New York Mercantile Exchange.

Director Jeffrey Edwards, who previously served on the Corporate Governance, Nominating and Compensation Committee, was reassigned to the Audit and Risk Committee.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has more than 6,500 financial advisors serving in excess of 2.7 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $504 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.